Toy & Brown
28 West 44th Street
Suite 1600
New York, NY 10036
Timothy M. Toy	Ronald D. Brown
Tel. (646) 429-1494	Tel. (646) 429-1489
ttoy@toybrownlaw.com	rbrown@toybrownlaw.com

February 15, 2011

Pittsburgh & West Virginia Railroad
# 2 Port Amherst Drive
Charleston, West Virginia 25306

Ladies and Gentlemen:

In connection with the filing by Pittsburgh & West Virginia Railroad (the “Company”) of a registration statement on Form S-3, including the prospectus and all documents incorporated and deemed to be incorporated by reference therein, (the “Registration Statement”) with the Securities and Exchange Commission (“SEC”), you have asked us to render an opinion with respect to the qualification of the Company as a real estate investment trust (“REIT”) under sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”).

We have served as special counsel to the Company for this opinion in connection with the Registration Statement.  We have not served as general counsel to the Company and have not been involved in decisions regarding the day-to-day operation of the Company and its properties. We have reviewed certain company documents with a view to learning information relevant to the opinions expressed herein and have received and relied upon a certificate from the Company with respect to certain matters.

In giving this opinion letter, we have examined the following:

1.	the Registration Statement;

2.	the Company’s Declaration of Trust dated as of February 18, 1967 (the “Trust Agreement”);

3.	the Trust Agreement Regulations;

4.
the Plan and Agreement of Reorganization between the Pittsburg & West Virginia Railway Company (the “PW Railway Company”) and the Company, dated February 18, 1967 (the “Reorganization Plan”)  and Amendment No. 1 to the Reorganization Plan between the PW Railway Company and the Company dated as of November 22, 1967;

5.	the Lease dated as of July 12, 1962 (the “Lease”), by and between the PW Railway Company and the Norfolk and Western Railway Company;

6.	the Assignment of Lease (“Lease Assignment”) dated as of December 29, 1967 between the PW Railway Company and the Company; and

7.	such other documents as we have deemed necessary or appropriate for purposes of this opinion.

In connection with the opinions rendered below, we have assumed, with your consent, that:

1.	each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy, and has not been amended;

2.	for each taxable year commencing with 1967 through the taxable year ending December 31, 2005, the Company was organized and qualified as a REIT;

3.
during the Company’s taxable years ended by December 31, 2006 through taxable year ending December 31, 2010 and future taxable years, the factual representations contained in a certificate, dated the date hereof and executed by a duly appointed officer of the Company (the “Officer’s Certificate”) are and will be true for such years;

4.
the Company will not make any amendments to its organizational documents, the Lease or the Lease Assignment after the date of this opinion that would affect the Company’s qualification as a REIT for any taxable year; and

5.	no action will be taken by the Company after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

In connection with the opinions rendered below, we also have relied upon the correctness of the factual representations contained in the Officer’s Certificate. No facts have come to our attention that would cause us to question the accuracy and completeness of such factual representations.  Furthermore, where such factual representations involve terms defined in the Code, the Treasury regulations thereunder (the “Regulations”), published rulings of the Internal Revenue Service (the “Service”), or other relevant authority, we have reviewed with certain company representatives the relevant provisions of the Code, the applicable Regulations and published administrative interpretations thereof.

Based solely on the documents and assumptions set forth above, the factual representations set forth in the Officer’s Certificate, and the discussion in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences” (which is incorporated herein by reference), we opine today based on the Registration Statement as filed today, that:

(a)	The Company was a “real estate investment trust” as defined by section 856(a) for its taxable years ended by December 31, 2006 through December 31, 2010;

(b)
Its current and proposed method of operation and ownership will enable it to meet the requirements for qualification and taxation as a REIT for its taxable year ending December 31, 2011 and thereafter; and

(c)	the descriptions of the law and the legal conclusions in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences” are correct in all material respects.

We will not review on a continuing basis the Company’s compliance with the documents or assumptions set forth above, or the factual representations set forth in the Officer’s Certificate. Accordingly, no assurance can be given that the actual results of the Company’s operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the facts referred to in this letter or the Officer’s Certificate.

The foregoing opinions are based on current provisions of the Code, the Regulations, published administrative interpretations thereof, and published court decisions. The Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other U.S. federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter speaks only as of the date hereof. Except as provided in the next paragraph, this opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Toy & Brown under the captions “Material U.S. Federal Income Tax Consequences” in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the SEC ..

Very truly yours,

Toy & Brown